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                                                               Exhibit (d)(3)(b)

                              AMENDMENT NUMBER TWO
                                     TO THE
                    INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
                           VAN KAMPEN ASSET MANAGEMENT
                                       AND
                  MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED

      This Amendment Number Two, dated November 12, 2009, to the Subadvisory Agreement dated November 21, 2008 (the "Agreement") by and between VAN KAMPEN ASSET MANAGEMENT ("VKAM" or the "Adviser"), a Delaware statutory trust, and MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED (the "Local Manager" or the "Sub-Adviser"), a company organized under the laws of England, with respect to Van Kampen Technology Fund (the "Fund"), a series of Van Kampen Equity Trust II, hereby amends the terms and conditions of the Agreement in the manner specified herein, with such changes to be applied as of January 1, 2009.

                                   W I T N E S S E T H

WHEREAS, the Board of Trustees of the Fund at a meeting held on November 12, 2009 has approved an amendment to the Agreement to state the allocation of fees between VKAM and the Local Manager; and

WHEREAS, the parties desire to amend and restate Section 2.(b) of the Agreement relating to the compensation to the Local Manager.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

Section 2.(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

For the services rendered, the facilities furnished and expenses assumed by the Local Manager, VKAM shall pay to the Local Manager a fee with respect to the Fund in an amount to be determined from time to time by VKAM and the Local Manager but in no event in excess of the amount that VKAM actually received for providing services to the Fund pursuant to the Advisory Agreement. The fee currently paid by VKAM to the Local Manager in respect to the Fund is set forth below, as may be amended from time to time.

VKAM will pay the Sub-Adviser on a monthly basis 50% of the net advisory fees, after taking into account any fee waivers, VKAM receives from the Fund during such period.

IN WITNESS WHEREOF, the parties have caused this amended Agreement to be executed as of the day and year first above written.

VAN KAMPEN ASSET MANAGEMENT             MORGAN STANLEY INVESTMENT MANAGEMENT
                                        LIMITED

By: /s/ Edward C. Wood III              By: /s/ Andrew Onslow
    -------------------------------         ----------------------
    Name:  Edward C. Wood III               Name:  Andrew Onslow
    Title: Managing Director, Chief         Title: Director
           Administrative Officer